NEWS RELEASE
12

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Constellation Wines Australia to Sell Certain
Assets and Implement Operational Changes to
Improve Efficiencies and Returns

•	Net proceeds from asset sales expected to reduce Constellation Brands borrowings
•	Company updates reported diluted EPS guidance
•	Comparable earnings guidance not affected

FAIRPORT, N.Y., Aug. 6, 2008 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international beverage alcohol producer and marketer, announced today that Constellation Wines Australia (formerly Hardy Wine Company) will sell certain assets and implement changes to its wine portfolio and production footprint to simplify the business and provide better focus on premium brands and operational efficiencies aimed at increasing long-term profitable growth and improved returns. These activities are the result of the completion of a strategic review of the company’s Australian business.

The initiative announced today involves the planned sale of three of 10 production facilities, in addition to the sale of more than 20 vineyard properties; consolidation of bottling operations; portfolio streamlining and rationalization of more than 30 percent of the company’s Australian stock keeping units (SKUs). The company’s Australian employment will be impacted by more than 20 percent, or 350 positions, primarily associated with assets expected to be sold.

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“This project is part of our ongoing efforts to enhance operating efficiencies, improve cash flow and return on invested capital (ROIC) and reduce existing borrowings,” said Rob Sands, Constellation Brands president and chief executive officer. “Australia remains one of the most important and dynamic New World Wine producing markets, and our Hardys and Banrock Station brands are two of the most recognized and consumed wines in the world. Australia is the largest New World Wine exporter based on volume and value, as well as being the second largest producer, and it is the third largest consumer market for these types of wines. This assessment of our Australian business has led to the development and implementation of an action plan that we believe will allow us to better position this business for success around the world. We will continue to provide consumers with an excellent array of the highest quality, premium Australian wine brands, along with many other high-quality Australian products that are Constellation Wines Australia hallmarks.”

Bob Ryder, Constellation Brands chief financial officer added, “We are eliminating less profitable SKUs, focusing on brand-building and increasing pricing to restore appropriate levels of profitability. We are also monetizing certain elements of our production footprint and increasing efficiencies. These actions are designed to reduce our cost base and improve our margins. We expect to see sales and profits grow, and ROIC improve. In addition, we expect this initiative to generate positive cash, with proceeds from asset sales projected to exceed the cash cost of this restructuring by more than $50 million.”

Financial Details

In connection with the Australian initiative, the company expects to incur one-time cash costs of approximately $45 million and net one-time non-cash costs of approximately $95 million, for a total of approximately $140 million in net one-time costs. The expected timing of the costs is as follows:

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	Estimated Pretax Charges During Fiscal 2009	Estimated Pretax Charges During Fiscal 2010	Estimated Pretax Charges Total
(in millions)
Restructuring charges:
Employee termination costs (cash)(1)	$6	$-	$6
Contract termination costs (cash)	-	4	4
Other associated costs (cash)	1	1	2
Impairment charges (gains) on assets held for sale (non-cash)	37	(12)	25
Total restructuring charges, net	44	(7)	37
Other related costs (cash)	7	26	33
Accelerated depreciation (non-cash)	3	2	5
Impairment charges on intangible assets and equity method investment (non-cash)	13	-	13
Inventory write-downs (non-cash)	52	-	52
Total costs, net	$119	$21	$140

Total cash costs	$14	$31	$45
Total non-cash costs (gains), net	$105	$(10)	$95

(1)	The company may incur additional restructuring charges (and cash expenditures) of up to $6 million for employee termination costs associated with assets held for sale.

As a result of these announced changes, the company is providing updated diluted earnings per share outlook for fiscal 2009.

Outlook

The table below sets forth management’s current diluted earnings per share expectations for fiscal year 2009 on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2009
Diluted Earnings Per Share Outlook

	Reported Basis	Comparable Basis
	FY 09 Estimate	FY 09 Estimate
Fiscal Year Ending Feb. 28, 2009	$0.86 - $0.94	$1.68 - $1.76

The above guidance is based on information previously provided taking into account the developments described above.

Full-year fiscal 2009 guidance includes the following current assumptions:

•
Net sales: mid to high single-digit growth in organic net sales combined with the incremental benefit from the BWE acquisition, impact of reporting the joint venture for the Matthew Clark wholesale business under the equity method, and divestiture of the Almaden and Inglenook brands, are expected to result in reported net sales increasing mid single-digits from net sales for fiscal 2008

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•	Interest expense: approximately $335 - $345 million
•
Tax rate: approximately 50 percent on a reported basis, due to the recognition of a valuation allowance against the net operating loss associated with the Australian initiative, and 37 percent on a comparable basis

•	Weighted average diluted shares outstanding: approximately 222 million
•	Free cash flow: $310 - $340 million

Explanations

Reported basis (“reported”) diluted earnings per share are as reported under generally accepted accounting principles. Diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring charges and unusual items.

The company discusses the additional non-GAAP measure of free cash flow in this news release.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands, sales in about 150 countries and operates more than 60 facilities worldwide. It is also the largest wine producer in the world and an S&P 500 Index and Fortune 500® company. Major brands in the company’s portfolio include Corona, Black Velvet, SVEDKA Vodka, Robert Mondavi, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about the company and its products visit Constellation’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements and estimates in this news release under the heading Outlook replace in their entirety the statements and estimates set forth under the heading Outlook in the Company’s news release dated July 1, 2008.

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, or information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on August 22, 2008, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise. During Constellation’s “quiet period” the Projections should not be considered to constitute the company's expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

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The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	successful integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;
•	achievement of all expected cost savings from the company’s various restructuring plans and realization of expected proceeds from the sale of inventory and other assets;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company’s acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring charges, acquisition-related integration costs, other one-time costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected costs;

•	general economic, geo-political and regulatory conditions or unanticipated environmental liabilities and costs;
•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, which could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the year ending February 28, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of the historical non-GAAP financial measures.

Fiscal Year 2009 Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2009

Forecasted diluted earnings per share - reported basis (GAAP)	$0.86	$0.94
Inventory step-up	0.06	0.06
Strategic business realignment(1)	0.70	0.70
Other(2)	0.06	0.06
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(3)	$1.68	$1.76

(1)
Includes $0.48, $0.08, $0.06, $0.04, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2009, associated with the Australian initiative, the loss on the sale of certain California and Pacific Northwest Wine Assets and other related charges, the Fiscal 2008 Plan, the Fiscal 2007 Wine Plan, the Fiscal 2006 Plan and the Vincor Plan, respectively. (3)

(2)	Includes $0.06 diluted earnings per share for the year ending February 28, 2009, associated with the Australian initiative for impairment of intangible assets and equity method investment.

(3)	May not sum due to rounding as each item is computed independently.

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

Fiscal Year 2009 Free Cash Flow Guidance	Range for the Year Ending February 28, 2009

Net cash provided by operating activities (GAAP)	$460.0	$510.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$310.0	$340.0